UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CONSECO, INC.

(Name of Registrant as Specified In Its Charter)

Conseco, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
SECURITIES OWNERSHIP
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS AND OTHER INFORMATION
BOARD MEETINGS AND COMMITTEES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS (PROPOSALS 2-4)
PROPOSAL 2 Proposed Resolution on Subprime Lending Practices
STATEMENT IN OPPOSITION
PROPOSAL 3 Performance-Based Stock Options
SUPPORTING STATEMENT
STATEMENT IN OPPOSITION
PROPOSAL 4 Independent Directors
STATEMENT IN OPPOSITION
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
ANNUAL REPORT
OTHER MATTERS

Conseco, Inc.

11825 North Pennsylvania Street
Carmel, Indiana 46032

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 13, 2002

      NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Conseco, Inc. (the “Company”), will be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana, at 11:00 a.m., local time, on June 13, 2002, for the following purposes:

1.	To elect three directors for terms ending in 2005; and

2.	To consider such other matters, including shareholder proposals, as may properly come before the meeting.

      Holders of record of outstanding shares of the common stock (“Common Stock”) and Series F Common-Linked Convertible Preferred Stock (“Preferred Stock”) of the Company as of the close of business on April 26, 2002, are entitled to notice of and to vote at the meeting. Holders of Common Stock and Preferred Stock will vote together as a single class at the meeting. Holders of Common Stock have one vote for each share held of record, and holders of Preferred Stock have 10 votes for each share held of record.

      Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn, and such shareholders may vote personally at the meeting.

By Order of The Board of Directors

David K. Herzog, Secretary

April 30, 2002

Carmel, Indiana

Conseco, Inc.

11825 North Pennsylvania Street
Carmel, Indiana 46032

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Conseco, Inc. (“Conseco” or the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana on June 13, 2002, at 11:00 a.m., local time. It is expected that this Proxy Statement will be mailed to the shareholders on or about May 6, 2002. Proxies are being solicited principally by mail. Georgeson Shareholder Communications, Inc. has been engaged to solicit proxies and provide certain investor analysis services for the Company for a fee of $10,000 plus reasonable out-of-pocket expenses. Directors, officers and regular employees of Conseco may also solicit proxies personally by telephone, facsimile or special letter. All expenses relating to the preparation and mailing to the shareholders of the Notice, Proxy Statement and form of proxy are to be paid by Conseco.

      If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted in favor of the nominees for director (Proposal 1) and against each of the shareholder proposals (Proposals 2-4). A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.

      Only holders of record of shares of Conseco’s common stock (“Common Stock”) and shares of Conseco’s Series F Common-Linked Convertible Preferred Stock (“Preferred Stock” and, together with the Common Stock, the “Conseco Voting Stock”) as of the close of business on April 26, 2002, will be entitled to vote at the meeting. On such record date, Conseco had 349,292,774 shares of Common Stock and 2,827,230 shares of Preferred Stock outstanding and entitled to vote. Holders of Common Stock and Preferred Stock will vote together as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. Each share of Preferred Stock will be entitled to 10 votes with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of Conseco Voting Stock entitled to cast a majority of the votes at the Annual Meeting is necessary to constitute a quorum.

      The election of Directors will be determined by the plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the three nominees who receive the greatest number of votes cast will be elected as Directors of the Company. Action on any matter, other than the election of directors, is approved if the votes cast in favor of the action exceed the votes cast against it. Shares present which are properly withheld as to voting, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted for any purpose other than determining the presence of a quorum at the Annual Meeting. As a result, abstentions from voting or broker non-votes will have no effect on any matter submitted to the shareholders for a vote at the Annual Meeting.

SECURITIES OWNERSHIP

      The following table sets forth information as of April 26, 2002 (except as otherwise noted) regarding ownership of Common Stock (excluding shares held by subsidiaries not entitled to vote) and Series F Common-Linked Convertible Preferred Stock of the Company (“Preferred Stock”) by the only persons known to own beneficially more than 5 percent thereof, by the Directors individually, by the executive officers named in the Summary Compensation Table on page 10 individually, and by all current Directors and executive officers of Conseco as a group. Where any footnote indicates that shares included in the table are owned by, or jointly with, family members or by an affiliate of such person, the Director or executive officer may be deemed to exercise shared voting and investment power with respect to those shares, unless otherwise indicated. See Executive Compensation, Related Party Transactions and Other Information.

		Shares Owned and
		Nature of Ownership

Title of Class	Name and Address(1)	Number		Percent

	5-Percent Owners:
Preferred Stock	Thomas H. Lee Equity Fund IV, L.P.(2)	2,827,230	(2)	100%
	75 State Street Boston, MA 02109
Common Stock	Thomas H. Lee Equity Fund IV, L.P.	28,272,298	(2)(3)	7.5%
	75 State Street Boston, MA 02109
	Directors and Executive Officers:
Common Stock	James S. Adams	1,305,817	(4)	*
Common Stock	Julio A. Barea	1,000		*
Common Stock	Carol Bellamy	0		*
Common Stock	Edward M. Berube	0		*
Common Stock	Maxwell E. Bublitz	1,144,002	(5)	*
Common Stock	Charles B. Chokel	700,000	(6)	*
Common Stock	Lawrence M. Coss	7,335,123	(7)	2.1%
Common Stock	Thomas M. Hagerty	25,184,899	(8)	6.7%
Common Stock	David V. Harkins	25,206,616	(9)	6.7%
Common Stock	M. Phil Hathaway	191,255	(10)	*
Common Stock	David K. Herzog	43,334	(11)	*
Common Stock	John M. Mutz	57,600	(12)	*
Common Stock	Robert S. Nickoloff	125,498	(13)	*
Common Stock	Samme Thompson	0		*
Common Stock	Gary C. Wendt	4,892,567	(14)	1.4%
Common Stock	Directors and executive officers
	as a group (17 persons)	41,221,530	(15)	10.9%

(1)	Address given for 5-percent owners only.

(2)	The shareholder listed, together with certain affiliates and other entities and individuals (including Messrs. Hagerty and Harkins), jointly filed a Schedule 13D on December 22, 1999 relating to the purchase of an aggregate of 2,597,403 shares of Preferred Stock, each share of which is convertible into 10 shares of Common Stock. The amount listed in the table reflects additional shares of Preferred Stock which have been issued in payment of dividends since the date of the Schedule 13D filing.

(3)	Represents shares of Common Stock that may be acquired upon conversion of Preferred Stock.

(4)	Includes 476,333 options which are exerciseable currently or within 60 days of April 26, 2002.

(5)	Includes 553,132 shares subject to options which are exercisable currently or within 60 days of April 26, 2002 and 10,000 shares subject to a currently exercisable warrant held by him.

(6)	Information is provided as of March 8, 2002. Includes 200,000 shares subject to options which are exercisable currently.

(7)	Includes 2,243,659 shares subject to options which are exercisable currently or within 60 days of April 26, 2002, 79,918 shares held by his spouse and 14,663 shares held by his children. Mr. Coss expressly disclaims beneficial ownership of the shares held by his wife and his children.

(8)	The address for Mr. Hagerty is c/o Thomas H. Lee Company, 75 State Street, Boston, MA 02109. Represents shares of Common Stock that may be acquired upon conversion of the Preferred Stock. Of those shares of Common Stock, 22,200,064 shares are beneficially owned by the Thomas H. Lee Equity Fund IV, L.P., 760,512 shares are beneficially owned by Thomas H. Lee Foreign Fund IV, L.P. and 2,156,144 shares are beneficially owned by Thomas H. Lee Foreign Fund IV-B, L.P. Mr. Hagerty disclaims beneficial ownership of such shares except to the extent of his pecuniary interest. Also includes 3,000 shares subject to options which are exercisable currently or within 60 days of April 26, 2002.

(9)	The address for Mr. Harkins is c/o Thomas H. Lee Company, 75 State Street, Boston, MA 02109. Represents shares of Common Stock that may be acquired upon conversion of Preferred Stock. Of those shares of Common Stock, 8,751 shares are beneficially owned by the 1995 Harkins Gift Trust, 22,200,064 shares are beneficially owned by the Thomas H. Lee Equity Fund IV, L.P., 760,512 shares are beneficially owned by Thomas H. Lee Foreign Fund IV, L.P. and 2,156,144 shares are beneficially owned by Thomas H. Lee Foreign Fund IV-B, L.P. Mr. Harkins disclaims beneficial ownership of all shares except to the extent of his pecuniary interest. Also includes 3,000 shares subject to options which are exercisable currently or within 60 days of April 26, 2002.

(10)	Includes 16,000 shares owned by Mr. Hathaway’s wife and 65,000 shares subject to options which are exercisable currently or within 60 days of April 26, 2002.

(11)	Includes 10,000 shares owned by Mr. Herzog’s wife and 33,334 shares subject to options which are exercisable currently or within 60 days of April 26, 2002. Mr. Herzog expressly disclaims beneficial ownership of the shares held by his wife.

(12)	Includes 15,000 shares subject to options which are exercisable currently or within 60 days of April 26, 2002 and 42,600 shares held by Mr. Mutz’s wife. Mr. Mutz expressly disclaims beneficial ownership of the shares held by his wife.

(13)	Includes 60,990 shares subject to options which are exercisable currently or within 60 days of April 26, 2002.

(14)	Includes 64,282 shares held by Mr. Wendt’s wife (as to which shares Mr. Wendt expressly disclaims beneficial ownership) and 628,285 shares held by Mr. Wendt which are restricted under the terms of the merger agreement pursuant to which the Company acquired ExlService.com, Inc. See Certain Relationships and Related Transactions.

(15)	Includes information for the current directors and executive officers of Conseco as well as former executive officers who are included in the Summary Compensation Table on page 10 of this Proxy Statement. Includes 25,268,794 shares of Common Stock which may be acquired upon conversion of Preferred Stock and 3,763,448 shares subject to outstanding stock options and warrants which are exercisable currently or within 60 days of April 26, 2002.

*	Less than 1%.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Board of Directors consists of 10 members, divided into three classes. Each of the three Directors to be elected at the Annual Meeting has been nominated to serve a term of three years expiring in 2005. All Directors will serve until their successors are duly elected and qualified.

      Unless authority is specifically withheld, the shares of Conseco Voting Stock represented by the enclosed form of proxy will be voted in favor of all nominees. Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the Board of Directors of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors knows of no reason why any of its nominees would be unable to accept election.

      The Board recommends that you vote FOR the election of each of the nominees for Director.

      The following information regarding each person nominated for election as a Director, and each person whose term will continue after the Annual Meeting, includes such person’s age, positions with Conseco, principal occupation and business experience for the last five years, and tenure as a Director of Conseco:

	Director	Positions with Conseco, Principal	Term
Name and Age	Since	Occupation and Business Experience	Expiring

Nominees for Election as Directors:
John M. Mutz, 66(2)(3)	1997	Since 1999, investor and consultant. President of PSI Energy Inc. (electric utility) from 1994 to 1999. From 1989 to 1993 President of Lilly Endowment, Inc. (charitable foundation). From 1980 to 1988, Lieutenant Governor of the State of Indiana.	2005
Robert S. Nickoloff, 73(1)(2)(3)	1998	From 1993 to present, Chairman of KMN, Inc. (medical venture capital). From 1999 to present, General Counsel of Venturi Group LLC (medical venture capital).	2005
Gary C. Wendt, 60(3)	2000	Since June 2000, Chairman and Chief Executive Officer of Conseco. From 1999 to 2000, associated with Global Opportunity Advisors (a private equity investment fund). From 1986 to 1998, Chairman and Chief Executive Officer of GE Capital Services. From 1984 to 1986, President and Chief Operations Officer of GE Credit Corp.	2005
Directors Whose Terms of Office Will Continue After the Meeting:
Julio A. Barea, 54(1)	2001	Since 1998, Vice President of Sara Lee Corporation. From 1997 to 1998, President and Chief Executive Officer of Sara Lee Underwear.	2003
Carol Bellamy, 59(2)	2001	Since 1995, Executive Director of UNICEF.	2003
Lawrence M. Coss, 63	1998	Private Investor. Founder, Chief Executive Officer and Director of Green Tree Financial Corporation (now known as Conseco Finance Corp.) from 1975 to 1998.	2003

	Director	Positions with Conseco, Principal	Term
Name and Age	Since	Occupation and Business Experience	Expiring

Thomas M. Hagerty, 39	2000	From July 2000 until March 2001, Senior Vice President and Acting Chief Financial Officer of Conseco. Since 1988, employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company. Also a Director of Metris Companies Inc., ARC Holdings, Cott Corp., and Syratech Corp.	2003
David V. Harkins, 61(3)	1999	From April 28 until June 28, 2000, interim Chairman of the Board and Chief Executive Officer of Conseco. Since 1999, President of Thomas H. Lee Partners, L.P. and since its founding in 1974 has been affiliated with Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company. Also a Director of Metris Companies Inc., Cott Corp., Fisher Scientific International Inc., Stanley Furniture Company, Inc., and Syratech Corp.	2004
M. Phil Hathaway, 72(1)(2)	1984	Retired. Formerly treasurer of Cook Group Inc. (medical equipment, property and casualty insurance and real estate development operations). Also a Certified Public Accountant.	2004
Samme Thompson, 56	2002	Since April 2002, President of Telit Associates, Inc. (consulting). From 1999 until April 2002, Senior Vice President of Motorola Corporation. From 1998 to 1999, Chief Financial Officer of NetCom Solutions, Inc. From 1994 to 1999, President of Telit Associates, Inc.	2004

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

(3)	Member of Corporate Governance Committee.

EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS

AND OTHER INFORMATION

Report of the Compensation Committee on Executive Compensation

      The Compensation Committee of the Board of Directors is authorized to set the compensation of Conseco’s senior officers and to act with respect to the compensation, option and other benefit plans of the Company. The Compensation Committee seeks to align the interests of senior management with the interests of shareholders by providing for a substantial portion of the compensation paid to such officers to be tied directly to the financial results of the Company and the performance of the Common Stock. The Compensation Committee administers the 1994 Stock and Incentive Plan (the “1994 Plan”), the 1997 Non-Qualified Stock Option Plan (the “1997 Plan”), and other incentive plans. The Compensation Committee is currently composed of three independent members of the Board.

          CEO Compensation

      Conseco entered into an employment agreement with Mr. Wendt on June 28, 2000. The agreement has a scheduled five-year term. Pursuant to the agreement Mr. Wendt received a cash payment of $45,000,000 at signing, which amount was partial compensation for benefits he was forfeiting from a prior employer. He is entitled to receive a cash bonus at the end of two years as follows based on the average closing price of the Common Stock for the 20 trading days preceding June 30, 2002: (i) $8 million if the average stock price is less than $10; (ii) $10 million if the average stock price is $10 or more, but less than $15; (iii) $20 million if the average stock price is $15 or more, but less than $20, and (iv) $50 million if the average stock price is $20 or more. For the first two years of his employment agreement Mr. Wendt is entitled to receive no salary. Thereafter, he is entitled to receive an annual salary of $1 million, a bonus of up to $2.8 million per year based on changes in earnings per share, an annual grant of options to purchase 500,000 shares of Common Stock and a restricted stock award (valued on the date of the award) of not less than $1.5 million per year. Mr. Wendt’s agreement also provides for a severance allowance upon termination of employment and certain insurance, retirement and other fringe benefits.

      In connection with his employment agreement, Mr. Wendt received a grant of options to purchase 10,000,000 shares of Conseco Common Stock and an award of 3,200,000 shares of restricted stock which vest if he remains employed through June 30, 2002. These were intended to provide Mr. Wendt with additional incentives to increase the value of the Common Stock and to further align his interests with those of the shareholders.

          Compensation of Other Executive Officers

      The bonuses paid to the other executive officers for 2001 were based on recommendations made by the Company’s Chairman and Chief Executive Officer, Mr. Wendt, under the terms of the Company’s pay-for-performance bonus program. Under that program, the Chairman made recommendations to the Compensation Committee based on the performance by the Company and the individual executive officer during 2001, measured against performance goals established at the start of 2001 for the Company and each executive officer. The Compensation Committee determined that the bonuses recommended by Mr. Wendt were appropriate based on the performance of each executive officer during 2001.

      For 2002 and subsequent years, the bonuses paid to executive officers will also be determined under the Company’s pay-for-performance program. Each officer will have goals for the year based on a combination of corporate (including in some cases a particular business unit) and individual performance. The officers will have the opportunity to receive a bonus up to twice their targeted amount if all goals are exceeded by a significant margin. On the other hand, an officer may receive no bonus or a reduced bonus if goals are not met.

          Stock Options

      The Compensation Committee views the grant of stock options to be a key long-term incentive reward program for the Company’s officers, including the executive officers. The Committee believes that because options are granted with an exercise price equal to the market value of the Common Stock on the date of grant, they are an effective incentive for officers to create value for the Company’s shareholders and are an excellent means of rewarding executives who are in a position to contribute to the Company’s long-term growth and profitability. Options granted to the executive officers in 2001 were based on an evaluation of their individual performance.

COMPENSATION COMMITTEE

M. Phil Hathaway
Robert S. Nickoloff
Julio A. Barea

Five-Year Performance Graph

      The Performance Graph below compares Conseco’s cumulative total shareholder return on its Common Stock for a five-year period (December 31, 1996 to December 31, 2001) with the cumulative total return of (i) the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Index”) and (ii) the Standard & Poor’s Financial Index (the “S&P Financial Index”). The comparison for each of the periods assumes that $100 was invested on December 31, 1996 in each of the Common Stock, the stocks included in the S&P 500 Index and the stocks included in the S&P Financial Index and that all dividends were reinvested. Conseco has been included in the S&P 500 Index since January 15, 1997.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG CONSECO, S&P 500 INDEX
AND S&P FINANCIAL INDEX

							Five-Year Average
	1996	1997	1998	1999	2000	2001	Annual Total Return

Conseco, Inc.	$100	$144	$98	$59	$44	$15	-32%

S&P 500 Index	$100	$133	$171	$208	$189	$166	11%

S&P Financial Index	$100	$148	$165	$172	$216	$197	15%

16-Year Performance Graph

      The Performance Graph below compares Conseco’s cumulative total shareholder return since December 31, 1985 (the year in which Conseco completed its initial public offering) to the same indices shown on the five-year graph. As with the five-year graph, this comparison assumes that $100 was invested in Conseco and each index at the start of the period and that all dividends were reinvested.

COMPARISON OF 16-YEAR CUMULATIVE TOTAL RETURN

AMONG CONSECO, S&P 500 INDEX
AND S&P FINANCIAL INDEX

																	Sixteen-Year Average
	1986	1987	1988	1989	1990	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	Annual Total Return

Conseco, Inc.	$100	$101	$99	$244	$255	$1,125	$1,695	$2,033	$1,596	$2,328	$4,756	$6,828	$4,659	$2,789	$2,082	$704	14%

S&P 500 Index	$100	$105	$123	$161	$156	$204	$220	$242	$245	$337	$414	$552	$710	$860	$782	$689	14%

S&P Financial Index*	$100	$83	$97	$122	$96	$145	$179	$199	$192	$295	$399	$591	$659	$685	$863	$786	15%

S&P Financial total return estimated for 1986, 1987 and 1988. Official S&P Financial total return data unavailable prior to 12/31/88.

Summary Compensation Table

      The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation paid to Conseco’s chief executive officer and the other five most highly compensated individuals who served as executive officers of Conseco in 2001 (collectively, the “Named Officers”) for services rendered during 2001.

					Long-Term Compensation

		Annual Compensation			Awards

						Number of
						Securities
					Restricted	Underlying
					Stock	Options/SARs
Name and Principal Position	Year	Salary	Bonus	Other(1)	Awards(2)	(in shares)(3)

Gary C. Wendt(5)	2001	—	—	$58,617	—	0
	2000	—	—	25,641	$24,400,000	10,000,000
James S. Adams	2001	$250,000	$750,000		—	25,000
Senior Vice President	2000	250,000	750,000		—	30,000
and Treasurer	1999	220,833	1,375,000		131,209	5,447
Edward M. Berube	2001	660,000	693,000		—	100,000
Senior Vice President	2000	600,000	500,000		—	230,000
	1999	343,462	500,000		86,250	217,000
Maxwell E. Bublitz	2001	625,000	450,000		—	25,000
Senior Vice President,	2000	250,000	900,000		—	30,000
Investments	1999	250,000	1,800,000		168,576	5,447
Charles B. Chokel(5)(6)	2001	541,154	1,000,000			1,060,000
Executive Vice President
and Chief Financial Officer
David K. Herzog(5)(7)	2001	600,000	600,000		—	100,000
Executive Vice President	2000	188,846	550,000		—	100,000
and General Counsel

[Additional columns below]

[Continued from above table, first column(s) repeated]

All Other
Name and Principal Position	Compensation(4)

Gary C. Wendt(5)	$661,281
45,870,278
James S. Adams	6,320
Senior Vice President	7,300
and Treasurer	3,408
Edward M. Berube	269,778
Senior Vice President	552
205,750
Maxwell E. Bublitz	6,750
Senior Vice President,	6,750
Investments	3,227
Charles B. Chokel(5)(6)	5,340
Executive Vice President
and Chief Financial Officer
David K. Herzog(5)(7)	5,460
Executive Vice President	90
and General Counsel

(1)	Includes for Mr. Wendt $45,839 in 2001 and $17,452 in 2000 relating to his personal use of Company aircraft. The Named Officers did not otherwise have other annual compensation for 2001, 2000 or 1999 that is required to be disclosed under SEC rules concerning executive officer and director compensation disclosure.

(2)	No performance stock unit awards were made under the 1994 Stock Plan for 2001 or 2000, and the Board has amended the 1994 Plan to eliminate stock unit awards for future periods. The amounts shown for 1999 in this column represent the value of units (each unit represents one share of Common Stock) awarded for 1999 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 2000, the date of award. Dividends are paid on the stock units. The table below shows the aggregate holdings of stock units on December 31, 2001, the aggregate value of such stock units as of December 31, 2001 for each Named Officer and the number of such stock units vested (although in each case the distribution of the Common Stock represented by such units has been deferred at the election of the Named Officer).

	Aggregate
	Units in	Aggregate
	Participants	Value at	Vested
Name	Account	12/31/01	Units

James S. Adams	14,709	$63,543	0
Edward M. Berube	7,723	33,363	0
Maxwell E. Bublitz	19,162	82,780	0

Stock units previously awarded to Messrs. Adams, Berube and Bublitz will vest in the next three years conditioned upon continued employment with Conseco as follows:

	12/31/02	12/31/03	12/31/04

James S. Adams	0	2,857	11,632
Edward M. Berube	0	0	7,646
Maxwell E. Bublitz	0	3,929	14,943

(3)	No stock appreciation rights have been granted.

(4)	For 2001, the amounts reported in this column represent amounts paid for the Named Officers for (i) the value of premiums paid for split-dollar life insurance; (ii) individual life insurance premiums; (iii) group life insurance premiums; and (iv) the employer contribution under the ConsecoSave Plan. The table below shows such amounts for each Named Officer. The amount in this column for Mr. Berube for 2001 also includes $264,126 paid to him in connection with his relocation. The amounts listed in the first column below represent the estimated value of the portion of insurance premiums paid by Conseco pursuant to split-dollar insurance agreements. Such premiums are expected to be repaid to Conseco (without interest) from the death benefits paid pursuant to the terms of the insurance policies. The estimated value is calculated as if the 2001 premiums were advanced to the executive officers without interest until the time the Company expects to recover the premiums.

	Value of Premiums	Individual	Group Life
	Paid for Split-Dollar	Life Insurance	Insurance	ConsecoSave Plan
Name	Life Insurance	Premiums	Premiums	Contributions

Gary C. Wendt	$660,249	—	$1,032	$—
James S. Adams	—	$980	240	5,100
Edward M. Berube	—	—	552	5,100
Maxwell E. Bublitz	—	1,290	360	5,100
Charles B. Chokel	—	—	240	5,100
David K. Herzog	—	—	360	5,100

(5)	No compensation information is reported for years prior to the year in which the Named Officer became an executive officer of the Company.

(6)	Mr. Chokel’s employment commenced in March 2001. He was terminated in March 2002. The bonus paid to Mr. Chokel was a signing bonus.

(7)	Mr. Herzog’s employment commenced in September 2000.

Employment Contracts and Change-In-Control Arrangements

      Conseco entered into an employment agreement with Mr. Wendt on June 28, 2000. The agreement has a scheduled five-year term. Pursuant to the agreement Mr. Wendt received a cash payment of $45,000,000 at signing and is entitled to receive a cash bonus at the end of two years as follows based on the average closing price of the Common Stock for the 20 trading days preceding June 30, 2002: (i) $8 million if the average stock price is less than $10; (ii) $10 million if the average stock price is $10 or more, but less than $15; (iii) $20 million if the average stock price is $15 or more, but less than $10, and (iv) $50 million if the average stock price is $20 or more. For the first two years of his employment agreement Mr. Wendt is entitled to receive no salary. Thereafter, he is entitled to receive an annual salary of $1 million, a bonus of up to $2.8 million per year based on changes in earnings per share, an annual grant of options to purchase 500,000 shares of Common Stock and a restricted stock award (valued on the date of the award) of not less than $1.5 million per year. Mr. Wendt’s agreement also provides for a severance allowance upon termination of employment and certain insurance and other fringe benefits.

      Conseco has an employment agreement with Mr. Adams for a term ending December 31, 2002, with a minimum annual salary of $250,000 per year, annual bonuses in the discretion of the Compensation Committee or Board of Directors, a severance allowance upon termination of employment and certain insurance and other fringe benefits.

      Mr. Berube has an agreement with Conseco which provides for a base salary of $660,000 per year, annual bonuses based on the achievement of performance parameters and certain other benefits.

      Conseco also has an employment agreement with Mr. Bublitz for a term ending December 31, 2003, with a minimum annual salary of $700,000, annual bonuses in the discretion of the Compensation Committee or Board of Directors, a severance allowance upon termination of employment and certain insurance and other fringe benefits.

      Conseco has an employment agreement with Mr. Herzog for a term ending December 31, 2003, with a minimum annual salary of $600,000, annual bonuses in the discretion of the Compensation Committee or the Board of Directors, a severance allowance upon termination of employment and certain insurance and other fringe benefits.

      Conseco entered into an employment agreement with Mr. Chokel in March 2001 pursuant to which he received a salary of $700,000 per year, a signing bonus of $1,000,000, 500,000 shares of restricted stock, an option to purchase 1,000,000 shares at $13.88 per share, a supplemental retirement benefit of annual payments of $500,000 per year commencing upon his attaining age 65 and terminating upon death, and certain other insurance and fringe benefits.

      Each of the employment agreements described above includes provisions pursuant to which the employee may elect to receive, in the event of a termination of the agreement in anticipation of or following a change in control of Conseco (a “Control Termination”), a severance allowance. In the case of Mr. Wendt, in the event of a Control Termination prior to June 30, 2002, Conseco would be obligated to pay him a Prorata Bonus (as defined below). Prorata Bonus means the greater of (i) $8 million or (ii) the bonus that would have been payable at June 30, 2002, computed on the basis of the fair market value of the consideration paid or payable to the holders of Common Stock in connection with the change in control, and multiplied by a fraction of which the numerator is the number of months which have elapsed since June 28, 2000 and the denominator is 24. In addition the 3,200,000 restricted shares granted to Mr. Wendt would vest in full, regardless of whether or not he issues notice of his termination. In the event of a Control Termination on or after June 30, 2002, Conseco would be obligated to pay Mr. Wendt an amount equal to three times the sum of his base salary and target bonus. In addition any annual awards of options and restricted stock made after June 30, 2002 and prior to the Control Termination would fully vest as of the Control Termination.

      For Mr. Adams, the severance allowance would equal 60 months of his monthly rate of salary, bonus and other benefits. Such severance allowance is to be grossed-up to cover any applicable excise taxes. For such purposes a Control Termination includes, among other things, a significant change in the nature or scope of his duties, a reduction in his total compensation or the employee giving a notice of termination to Conseco during the six-month period commencing six months after the change in control.

      In the event of a Control Termination, Mr. Adams also may elect to have Conseco purchase all options to purchase Common Stock or successor securities held by him at a price per share equal to the greater of (i) the price of the Common Stock at the time of the change of control (or in the case of a change of control effected through a series of related transactions or in a single transaction in which less than all outstanding shares of common stock are acquired, the highest price paid to holders of Common Stock in any such transaction) and (ii) the market price (based on a 20-trading day average) on the day prior to the time the executive exercises this election (collectively, the “Put Price”).

      Under the terms of his agreement with Conseco, Mr. Berube is entitled to a severance payment equal to two years of total cash compensation, but in no case less than $2,320,000 in the event of a change of control, a major change in strategy resulting in the elimination of his role, a material reduction in his responsibilities or termination of employment other than for cause. Upon any such event, Mr. Berube is also entitled to receive a payment of up to $1,234,000 depending on the gains realized from 200,000 stock options granted to him during 2000 at a price of $7.63 per share.

      Under the terms of Mr. Bublitz’s employment agreement with Conseco, he would be entitled to receive a lump sum payment, net of applicable taxes, within 30 days of a Change of Control equal to the purchase price paid by Mr. Bublitz to acquire shares of Common Stock under the Company’s stock purchase plans plus all accrued interest, less the value of the consideration to be paid for such stock in any transaction relating to a Change of Control. Within 30 days after a “Termination of Service” (similar to the definition of Control Termination above), Mr. Bublitz is entitled to receive a lump sum payment equal to the lesser of (a) five times the base salary, bonuses and other incentive compensation paid to him by Conseco during the calendar year immediately preceding the Change of Control or (b) five million dollars ($5,000,000). As defined in the employment agreement with Mr. Bublitz, “Change of Control” means the acquisition prior to December 31, 2003 by any person of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities entitled to vote with respect to the election of its Board of Directors.

      In the event of a Control Termination, Mr. Herzog would be entitled to receive a lump sum payment equal to the amount of base salary and bonus that would have been paid for the remainder of his employment period (at the same annual rate of bonus that was paid to him with respect to the last calendar year prior to the year in which the change in control occurs).

      As defined in the employment agreements for Messrs. Wendt, Adams and Herzog “change in control” generally means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) as in effect on May 26, 1999 (June 28, 2000 in the case of Mr. Wendt); provided that, without limitation, a “change in control” shall be deemed to have occurred if and when: (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco’s then outstanding securities; (ii) in connection with or as a result of a tender offer, merger, consolidation, sale of assets or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors or (iii) any reorganization, merger or consolidation (or issuance of shares of Common Stock in connection therewith) has occurred unless immediately after any such reorganization, merger or consolidation, (A) more than 60 percent of the outstanding shares of common stock and voting power of the outstanding securities of the surviving or resulting corporation are then beneficially owned, directly or indirectly, by all of the individuals or entities who beneficially owned the outstanding common stock and voting securities of the Company immediately prior thereto in substantially the same proportions relative to each other as their ownership immediately prior thereto and (B) at least a majority of the members of the board of directors of the surviving or resulting corporation were members of the Company’s Board of Directors at the time of the execution of the initial agreement or action of the Board of Directors providing for such reorganization, merger or consolidation or issuance of shares; provided, however, that no change in control shall be deemed to have occurred under such employment agreements upon any person becoming, with the approval of the Board of Directors of Conseco, the beneficial owner of 25 percent or more but less than 50 percent of the combined voting power of Conseco’s then outstanding securities entitled to vote with respect to the election of Conseco’s Board of Directors and such person’s ownership is for investment purposes.

      See the discussion under the table headed Option Grants in 2001 concerning change-in-control provisions related to stock options. The stock units disclosed in footnote (2) to the Summary Compensation Table must be paid out following a change in control. For stock units under the 1994 Stock Plan, the definition of change in control is the same as that disclosed below for the options granted in 2001.

Stock Options

      The following table sets forth certain information concerning the exercise in 2001 of options to purchase Common Stock by the five Named Officers and the unexercised options to purchase Common Stock held by such individuals at December 31, 2001.

Aggregated Option Exercises in 2001 and Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options (in shares) at		In-the-Money Options at
	Number of		December 31, 2001		December 31, 2001(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary C. Wendt	0	0	0	8,000,000	0	0
James S. Adams	0	0	371,333	306,500	0	$2,000
Edward M. Berube	0	0	0	547,000	0	8,000
Maxwell E. Bublitz	0	0	368,132	506,500	0	2,000
Charles B. Chokel	0	0	0	1,060,000	0	4,800
David K. Herzog	0	0	33,334	166,666	0	8,000

(1)	The value is calculated based on the aggregate amount of the excess of $4.32 (the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange (“NYSE”) for the last business day of 2001) over the relevant exercise prices, excluding grants for which such difference is equal to or less than zero.

      The following table sets forth certain information concerning options to purchase Common Stock granted in 2001 to the Named Officers.

Option Grants in 2001

	Individual Grants

			% of Total
	Number of		Options Granted	Per Share		Grant Date
	Options		to Employees in	Exercise	Expiration	Present
Name	Granted		2001	Price(1)	Date	Value(2)

Gary C. Wendt	0		—	—	—	—
James S. Adams	25,000	(3)	.3%	$4.24	11/27/11	$38,325
Edward M. Berube	100,000	(3)	1.2	4.24	11/27/11	153,300
Maxwell E. Bublitz	25,000	(3)	.3	4.24	11/27/11	38,325
Charles B. Chokel	1,000,000	(4)	11.6	13.89	3/16/11	5,020,100
	60,000	(3)	.7	4.24	11/27/11	91,980
David K. Herzog	100,000	(3)	1.2	4.24	11/27/11	153,300

(1)	Exercise price is the average of the high and low sales prices as reported by the NYSE for the date of grant.

(2)	Valued using a modified Black-Scholes option pricing model. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant. The assumptions used in the model were: expected volatility of 40 percent, risk free rate of return of 4.8 percent, expected life of 6.4 years and a dividend rate of 0 percent. A discount of 25 percent was applied to the option value yielded by the model to reflect the non-transferability and the possibility of forfeiture of employee options. Conseco’s use of this model does not constitute an acknowledgment that the resulting values are accurate or reasonable. The actual gain executives will realize on the options will depend on the future price of Common Stock and cannot be accurately forecasted by application of an option pricing model.

(3)	The options reported are non-qualified stock options which vest in five equal annual installments beginning November 28, 2002.

(4)	One-fifth of these non-qualified options vested at the time of grant. The balance was scheduled to vest in years 2002-2005, but such options were terminated when Mr. Chokel’s employment was terminated.

      The options granted to the Named Officers in 2001 were under the 1997 Plan. All outstanding options under the 1994 Stock Plan and the 1997 Plan immediately vest and become exercisable or satisfiable upon the occurrence of a Change of Control. The Compensation Committee, in its discretion, may determine that upon the occurrence of such a transaction, each option outstanding shall terminate within a specified number of days after notice to the holder thereof, and such holder shall receive, with respect to each share of Common Stock subject to such option, cash in an amount equal to the excess of: (i) the higher of (x) the Fair Market Value (as defined in the 1994 Stock Plan and the 1997 Plan) of such shares of Common Stock immediately prior to the occurrence of such transaction or (y) the value of the consideration to be received in such transaction for one share of Common Stock; over (ii) the price per share, if applicable, of Common Stock set forth in such option. If the consideration offered to shareholders of Conseco in any transaction described in this paragraph consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash. These provisions will not terminate any rights of a holder to further payments pursuant to any agreement between Conseco and such holder following a Change of Control. A “Change of Control” of Conseco is deemed to occur under the 1994 Stock Plan and the 1997 Plan if: (i) any person becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco’s outstanding securities then entitled to vote for the election of directors; or (ii) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of Conseco immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event. However, no Change of Control shall be deemed to have occurred if and when either: (i) any such change is the result of a transaction which constitutes a “Rule 13e-3 transaction” as such term is defined in Rule 13e-3 promulgated under the Exchange Act; or (ii) any such person becomes, with the approval of the Board of Directors of Conseco, the beneficial owner of securities of Conseco representing 25 percent or more but less than 50 percent of the combined voting power of Conseco’s then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the SEC on Schedule 13D or Schedule 13G (or any successor Schedule thereto) that “such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of Conseco, nor in connection with or as a participant in any transaction having such purpose or effect,” or words of comparable meaning and import.

      Messrs. Adams and Bublitz have employment agreements with Conseco (see Employment Contracts and Change-in-Control Agreements) that provide that, in the event of a Control Termination such Named Officer may elect, within 60 days after such Control Termination, to receive a lump sum payment from Conseco in return for surrender by such Named Officer of all or any portion of the options then outstanding held by such Named Officer to purchase shares of Common Stock or successor securities (“Unexercised Options”). Unexercised Options include all outstanding options whether or not then exercisable. For each Unexercised Option to purchase one share of Common Stock, Conseco must pay to the Named Officer an amount equal to the Put Price. Amounts to be paid to Mr. Adams or Mr. Bublitz for Unexercised Options in the event of a Control Termination of his employment agreement are to be reduced by the exercise price of his Unexercised Options.

Compensation of Directors

      Directors who are not also employees of Conseco are entitled to receive an annual fee of $50,000, a fee of $500 for each Board or committee meeting they attend, and an annual fee of $3,000 for serving as chairman of a Board committee. The 1994 Stock Plan provides for an annual grant to each non-employee director of options to purchase 5,000 shares of Common Stock on the date of the annual meeting of shareholders at a price equal to the market price of Common Stock on the date of grant. Messrs. Coss, Hagerty, Harkins, Hathaway, Mutz and Nickoloff each received such a grant in 2001. The options vest 20 percent per year on each of the first five anniversary dates of grant, subject to acceleration upon a Change of Control.

      During 2001, Mr. Mutz received an additional payment of $35,000 in recognition of his services as chairman of the special committee of the Board that was created during 2000 to address the Purchase Plans and Work-Down Plans described below. See Certain Relationships and Related Transactions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The members of the Compensation Committee during 2001 were Messrs. Hathaway and Nickoloff.

Certain Relationships and Related Transactions

      Conseco has adopted stock purchase plans (the “Purchase Plans”) to encourage direct, long-term ownership of Conseco stock by Directors, executive officers and certain key employees. Purchases of Common Stock under the Purchase Plans were financed by personal loans made to the participants from banks. Such loans are collateralized by the Common Stock purchased. Approximately 170 Directors, officers and key employees of Conseco and its subsidiaries participated in the Purchase Plans and have purchased an aggregate of approximately 19.0 million shares of Common Stock offered under the Purchase Plans. Conseco has guaranteed the loans but has recourse to the participants if it incurs a loss under the guarantees. As a result of declines in the price of the Common Stock, the value of shares pledged as collateral for the bank loans is substantially less than the amount of such loans. The aggregate number of shares of Common Stock purchased by each current director or executive officer that is participating in the Purchase Plans and the largest amount owed on the guaranteed bank loans during 2001 were as follows: Mr. Adams — 651,891 shares and $19,977,609; and Mr. Bublitz — 420,631 shares and $13,466,130. As of March 31, 2002, the outstanding bank loan balances for these officers were as follows: Mr. Adams, $19,941,384 and Mr. Bublitz, $13,455,835.

      In addition, Conseco has agreed to provide loans to these participants for the interest payments payable on the guaranteed bank loans. The largest amounts owed by current directors or executive officers on the interest-payment loans during 2001 were as follows: Mr. Adams, $4,796,218 and Mr. Bublitz, $3,417,985. As of March 31, 2002, the outstanding principal balances of those interest-payment loans were as follows: Mr. Adams, $5,067,580 and Mr. Bublitz, $3,602,202. The interest payment loans bear interest at a variable rate per annum equal to the lowest interest rate per annum being paid by Conseco under its most senior borrowing facility, and as of March 31, 2002, the interest rate was 4.4% per annum.

      During 2000, the Board of Directors approved two plans (the “Work-Down Plans”) relating to the Purchase Plans. One of the Work-Down Plans applies, with certain exceptions, to current employees and the other applies to all other participants in the Purchase Plans. Participants (including Messrs. Adams and Bublitz) who elected to participate in the Work-Down Plans participated in a refinancing of the bank loans through December 31, 2003. The Work-Down Plans require participants to make payments on or provide additional collateral to secure their obligations under the Purchase Plan in specified amounts or on such other terms as the special committee of the Board of Directors administering the Work-Down Plans approves. Employees also have an opportunity to be awarded bonus points tied to the achievement of specified goals. The bonus points will have a value tied to the employee’s Purchase Plan obligations. The bonus points may be redeemed at the expiration of the Work-Down Plan, in which event the employee must pay the Company a portion of the amount, if any, by which the value of the employee’s stock in the Purchase Plan exceeds $25.00 per share.

      Under the noncompetition agreement between Mr. Coss and Conseco Finance Corp., he was entitled to the use of office space and secretarial and security services through February 2002. In November 1999, Mr. Coss and Conseco Finance Corp. agreed to discontinue these services in exchange for payments of $19,000 in 1999 and $171,600 in each of 2000, 2001 and 2002.

      On July 31, 2001, Conseco acquired 100% of ExlService.com, Inc. (Exl), a firm that specializes in customer service and backroom outsourcing with operations in India. Conseco acquired Exl in exchange for 3,410,669 shares of Common Stock. The value attributed to Exl stock in the transaction was $4 per share. The value attributed to the Conseco Common Stock in the transaction, $14 per share, was based on the closing price of the Common Stock in the last 15 days prior to March 29, 2001. The Conseco Board of Directors (with Mr. Wendt abstaining) approved the transaction after receiving the recommendation of a special committee of outside directors. Mr. Wendt was one of the founders of Exl. He and his wife owned 20.3% of Exl, and his relatives owned an additional 9.4%. Mr. Wendt and his wife received 692,567 shares of Common Stock in the transaction. However, these shares are restricted until Conseco recovers its $52.1 million acquisition price through cost savings achieved by transferring work to Exl and/or pre-tax profits from services provided to third parties by Exl.

BOARD MEETINGS AND COMMITTEES

      During 2001, the Board of Directors met on seven occasions. All Directors attended at least 75 percent of the aggregate meetings of the Board and the committees on which they served.

      The Board has a Compensation Committee which met on two occasions during 2001. The Compensation Committee determines the compensation payable to the Company’s executive officers, evaluates the performance of the CEO and other executive officers and approves and administers Company-wide stock-based, profit-sharing and incentive compensation plans. The Board also has an Audit Committee, which held five meetings in 2001. The Board selects the independent auditors, upon recommendation of the Audit Committee. The members of the Audit Committee are independent (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the NYSE’s listing standards). See Report of the Audit Committee for more information regarding the Audit Committee.

      The Board of Directors established a Nominating Committee (since changed to the Corporate Governance Committee), which met three times during 2001. This committee is comprised of three independent directors and the CEO. The Corporate Governance Committee recommends to the Board suitable candidates for election to the Board, recommends to the Board the process by which any new CEO is selected and advises the Board on matters of corporate governance. The members of these committees are identified on pages 4 and 5.

      Conseco’s Bylaws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. The Bylaws specify the timing and content of the written notice that must be provided by any shareholder wishing to make a nomination for the election of a director. See Shareholder Proposals for 2003 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires Conseco’s Directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of Conseco’s outstanding equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Conseco. Specific due dates for these reports have been established by the SEC, and Conseco is required to disclose in this Proxy Statement any failure by such persons to file such reports for fiscal year 2001 by the prescribed dates. Officers, Directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Conseco with copies of all reports filed with the SEC pursuant to Section 16(a) of the Exchange Act. To Conseco’s knowledge, based solely on review of the copies of reports furnished to Conseco and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to Conseco’s officers, Directors and greater than 10 percent beneficial owners were made for the year ended December 31, 2001.

SHAREHOLDER PROPOSALS (PROPOSALS 2-4)

PROPOSAL 2
Proposed Resolution on Subprime Lending Practices

      Walden/BBT Domestic Social Index Fund, c/o Boston Trust Investment Management, Inc., 40 Court Street, Boston, Massachusetts 02108, the holder of 900 shares of Common Stock, and The Domestic and Foreign Missionary Society of the Protestant Episcopal Church, 815 Second Avenue, New York, New York 10017, have submitted the following proposal:

      WHEREAS our corporation is one of the largest subprime mortgage lenders with subprime lending totaling an estimated $4.4 billion in 2000;

      Public concern has gathered momentum and a number of subprime lenders have been investigated by several federal authorities for alleged predatory lending practices in originating subprime loans.

      These predatory practices include:

•	Lending to borrowers with inadequate income, who will then default,

•	Not reporting on payment performances of borrowers to credit agencies,

•	Implying that credit life insurance is necessary to obtain the loan (packing),

•	Unnecessarily high fees,

•	Refinancing with high additional fees rather than working out a loan that is in arrears (flipping),

•	High pre-payment fees

      Actions that have been taken include:

•	The Senate Special Committee on Aging heard testimony in March 1998 alleging predatory lending practices by some subprime lenders. One witness who had worked for an unspecified lender testified that he was pressured daily by his superiors to take advantage of vulnerable borrowers. Another witness spoke of a $75,000 loan at 17.71% interest rate to finance home improvements with $6,500 in points and $3,538 for credit life insurance policy, raising the monthly payments from $235 to an unaffordable $1,156;

•	North Carolina passed a law in mid-1999 to prevent a number of predatory lending practices;

•	The Attorney General of North Carolina opened a civil investigation of Associates First Capital which has been settle for refunds of an estimated $20 million;

•	A number of cities and states have passed or are considering legislation to prevent predatory lending including the State of California, which just enacted AB 489. On covered loans of $250,000 or less, this law limits prepayment penalties and bars single-premium insurance and the steering of consumers to higher priced loan products when they qualify for lower cost loans;

•	The Federal Trade Commission has implemented an enforcement and consumer education campaign: “Operation Home Inequity.” The FTC has settled with seven small subprime lenders as well as with Fleet Finance ($1.3 million settlement). Several other large subprime lenders are under investigation including Associates First Capital, which is now owned by Citigroup;

      Because we nevertheless believe that subprime lending is very profitable and does serve a useful and legitimate purpose when done in a manner that discloses costs to consumers and potential risks to shareholders;

BE IT RESOLVED that the shareholders request the Board of Directors to establish a committee consisting of outside directors of the Corporation to oversee the development and enforcement of policies to ensure that no employee of or broker for the corporation engages in predatory lending practices and that no loan originated or purchased is entailed by predatory practices; and to report before the next annual meeting to the shareholders on policies and their enforcement.

STATEMENT IN OPPOSITION

      The Board of Directors believes that this proposal is not in the best interests of the Company or its shareholders. It is virtually identical to the proposal made by some of the proponents and rejected by the Company’s shareholders at the 2001 Annual Meeting.

      This proposal requests the Board of Directors to establish a committee consisting of outside directors of the Company to oversee the development and enforcement of policies to ensure that no employee of or broker for the Company engages in predatory lending practices and to report to the shareholders on policies and their enforcement.

      Although much has been written about “predatory lending” and “subprime lending” in recent months, this discussion often has been confusing, because there are no accepted definitions of these terms. Some writers (although not the proponent) make the error of mixing the two concepts together. There are various lending practices or loan terms that are frequently identified in legislative or regulatory initiatives as potentially “predatory” residential mortgage lending. These include:

•	“Asset-based lending” — making loans based upon the amount of equity the borrower has in the home rather than the borrower’s income or ability to repay the loan.

•	“Packing” unnecessary fees and costs.

•	Balloon payments or negative amortization resulting in the need to refinance.

•	Targeting protected groups for unlawful, harmful or unsuitable loans.

•	Flipping and financing additional points and fees on each refinancing.

•	Loan servicing practices that inhibit refinancing with another lender.

•	Providing false, deceptive or incomplete information about loans, such as inflated appraisals.

      The Company’s consumer lending activities are conducted through Conseco Finance Corp. and its subsidiaries. Conseco Finance is a leading lender to moderate income individuals, many of whom have non-conforming credit histories and may have difficulty qualifying for credit with traditional mortgage lenders. Conseco Finance is proud of the role it serves in providing loans to persons of varying income levels, and a number of the loans made by Conseco Finance may be considered to be “subprime.” Conseco Finance has a number of policies and procedures designed to avoid predatory lending practices, such as the following:

•	Lending decisions are based on a borrower’s ability to repay, not on the equity in the borrower’s assets. Conseco Finance follows detailed underwriting policies that rely on debt-to-income ratios, proprietary scorecards, FICO scores and credit reports to evaluate a borrower’s ability to repay.

•	Conseco Finance does not “pack” credit insurance or other fees. Credit insurance is no longer offered on home loans.

•	Conseco Finance does not originate balloon or negative amortization loans.

•	Conseco Finance does not target protected groups (such as groups based on race, gender, marital status, religion, age or national origin) for credit. Its policy is to lend on a protected-class neutral basis.

•	Conseco Finance does not repeatedly refinance loans. Conseco Finance securitizes its loans and retains a residual interest in those securitizations. Consequently, prepayments of loans, which result from refinancings, are not in our economic interest.

•	Conseco Finance does not use prepayment fees or loan servicing practices to inhibit the ability of borrowers to refinance. Conseco Finance limits its use of prepayment fees to recover the estimated cost of loan origination when loans prepay during the early years. Also, it reports information on its accounts to major credit bureaus.

•	Conseco Finance has policies designed to generate unbiased appraisal values. It uses independent appraisers selected by its credit underwriters and has internal audit procedures to monitor the appraisal process.

•	Conseco Finance buys loans originated by others only on a selective basis. In those situations where it purchases loans, it requires the sellers to make representations as to the practices used to originate the loans.

      Conseco Finance is proud of its record of providing credit to persons with varying income levels. It already has policies and procedures designed to avoid “predatory” lending practices, above and beyond the extensive procedures it uses to monitor the comprehensive regulatory requirements governing its consumer lending business. The Company believes that this proposal is unnecessary in light of the steps the Company already has taken and seeks to impose an additional reporting burden on the Company that does not benefit its shareholders.

      The Board of Directors recommends a vote against this Proposal.

PROPOSAL 3

Performance-Based Stock Options

      The New York City Employees’ Retirement System and the New York City Teachers’ Retirement System, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, collectively the holders of 801,873 shares of Common Stock, have submitted the following proposal:

      RESOLVED, that the shareholders of Conseco, Inc. (the “Company”) request the Board of Directors to adopt a policy requiring that stock options, which are granted to senior executives, as part of their compensation package, are performance-based. For the purposes of this proposal, performance-based stock options are defined as either of the following:

(1) Performance Vesting Stock Options — grants which do not vest or become exercisable unless specific stock price or business performance goals are met.

(2) Premium Priced Stock Options — grants with an option exercise price higher than fair market value on date of grant.

(3) Index Options — grants with a variable option exercise price geared to a relative external measure such as a comparable peer group or S&P industry index.

(4) Performance Accelerated Stock Options — grants whose vesting is accelerated upon achievement of specific stock price or business performance goals.

SUPPORTING STATEMENT

      In 2000, average CEO pay at big U.S. firms soared despite the decline in corporate performance and market downturn. The average CEO pay exploded to $13.1 million in 2000 (Business Week, November 19, 2001). Institutional Shareholder Services (ISS) reported that some well-heeled firms responded to big dips in their stock prices in 2000 by making huge “makeup grants” to their employees and boosting cash compensation. Scores of other firms moved up the grant dates for awards that were scheduled for late 2000 or early 2001. And when the market failed to rebound in 2001, many boards turned to option repricing. Executives of many dot.com firms pocketed tens of millions of dollars in option profits in the days leading up to the bursting of the tech-valuation bubble in April 2000. Despite the severe downturn in tech stock that slashed trillions of dollars from investors’ portfolios, the top 807 executives of Silicon Valley’s 150 largest firms took home a record haul of more than $4.8 billion in compensation in the last fiscal year. (Issue Alert. The Monthly Corporate Governance Newsletter, September 2001).

      “The evidence for a link between options and performance is thin.” As a result, institutional investors increasingly are urging that, in order to align the interests of executives with the interest of stockholders, stock options that are granted as a part of executive pay be linked to real and superior performance.

      For those reasons, we urge shareholders to vote FOR this proposal.

STATEMENT IN OPPOSITION

      The Board of Directors believes that this proposal is not in the best interest of the Company or its shareholders. It is virtually identical to the proposal made by this proponent and rejected by the Company’s shareholders at the 2001 Annual Meeting of Shareholders. This proposal requests the Board of Directors to restrict the flexibility of its Compensation Committee in determining the form of option grants to senior executives. Specifically, it seeks to have all future option grants fit in one of four categories that it characterizes as “performance based.”

      The Board of Directors believes that options granted in the form by the Company, which have an exercise price equal to the fair market value of the Common Stock at the time of grant, already are performance-based. These options closely align the interests of senior executives with those of shareholders generally, because increases in the value of the Common Stock will cause the value of the options to increase. Forcing the pricing of options to reflect a premium price, or a variable price based on some index, or conditioning their vesting on meeting some stock price or performance targets, could dilute or distort the incentives for senior executives that the option grants were designed to foster.

      Furthermore, forcing the Company to grant options with conditions or other terms which are inconsistent with compensation practices followed by the Company’s competitors could place it at a substantial disadvantage in recruiting and retaining senior executives. During recent periods, the Company has recruited a number of new members to its senior executive team. Recruiting this talent could have been difficult if the Compensation Committee had not been able to offer competitive option packages.

      The Company’s current option plans give the Compensation Committee of the Board of Directors the flexibility to fashion option grants in the manner it believes to be necessary to attract and retain the senior executives essential to the Company’s future success. The Board of Directors believes that restricting this flexibility is not in the best interests of shareholders.

      The Board of Directors recommends a vote against this Proposal.

PROPOSAL 4

Independent Directors

      The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803-0900, the holder of 1,833 shares of Common Stock, has submitted the following proposal:

      RESOLVED, that the shareholders of Conseco, Inc. (“Company”) request that the Company’s Board of Directors set a goal of establishing a board of directors with at least two-thirds of its members being independent directors. The Board should pursue this goal following this year’s election of directors and transition to an independent Board through its power to nominate candidates to stand for election by shareholders. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

•	Employed by the company or an affiliate in an executive capacity;

•	Employed by a firm that is one of the Company’s paid advisors or consultants;

•	Employed by a significant customer or supplier;

•	Employed by a tax-exempt organization that receives significant contributions from the Company;

•	Paid by the Company pursuant to any personal services contract with the Company;

•	Serving in an executive capacity or as a director of a corporation on which the Company’s chairman or chief executive officer is a board member, or

•	Related to a member of management of the Company.

      Statement of Support. The board of directors plays a critical role in determining a company’s long-term success. A board helps meet the challenge of maximizing long-term corporate value through those roles attributed to it by law and regulation. A board serves as management monitor, working to assemble a well-qualified senior management team. In conjunction with senior management, a board contributes to the development and implementation of a corporation’s competitive strategies, while also serving as the architect of an executive compensation plan that provides necessary incentives and rewards to accomplish long-term corporate success. The board of directors must operate independently of the corporation’s chief executive officer and senior management if it is to fulfill its duty to hire, oversee, compensate, and if necessary replace management. Independence has been referred to as “a director’s greatest virtue” (Robert Rock, Chair of National Association of Corporate Directors. “Directors and Board,” Summer edition 1996) and we believe independent boards are better positioned to remove non-performing senior executives.

      In order to best fulfill its responsibilities and ensure the corporation’s long-term success, we believe that at least two-thirds of a board’s members should be “independent” directors. The Company’s Board of Directors as presently composed does not meet the two-thirds independence standard. The Company currently has ten directors. Messrs. Harkins, Wendt, Coss and Hagerty are or have been employed within the past five years in an executive capacity by the Company or an affiliate.

      As long-term shareholders, we believe an independent board best represents shareholders. Adoption of this resolution would encourage our company to work towards this goal. We urge your support for this resolution.

STATEMENT IN OPPOSITION

      The Board of Directors believes that this proposal is not in the best interests of the Company or its shareholders. This proposal requests that the Board of Directors set a goal of establishing a board of directors with at least two-thirds of its members being “independent directors” as defined in the proposal. The Board of Directors recognizes the benefits of having its membership composed primarily of persons who can exercise independent judgment. However, it believes that concrete actions, not the setting of artificial “goals” with technical definitions, are the best way to have an independent Board of Directors.

      The current composition of the Board of Directors reflects the emphasis placed by Conseco on director independence. Only one director, Gary Wendt, is an employee of the Company, and Lawrence Coss is the only former employee serving as a director. None of the remaining eight members (including three new members appointed in recent months) has been employed by the Company. The proponent of this proposal argues that David Harkins and Thomas Hagerty are not “independent,” because they previously were “employed” by the Company. This argument ignores the fact that these two individuals served as the interim officers of Conseco without pay (other than their non-employee directors compensation) and, therefore, were not employees. The fact that there is even an issue over the “independence” of two individuals who did not receive compensation as employees demonstrates the problems inherent in technical definitions of independence.

      The views of the Board of Directors on the desirability of having independent members have been demonstrated by the steps it has taken in adding new outside directors. The Board of Directors believes that creating an artificial “goal” on this issue is neither helpful nor advisable.

      The Board of Directors recommends a vote against this Proposal.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      PricewaterhouseCoopers LLP served as the independent accountants to audit the financial statements of Conseco for 2001 and has been selected by the Board of Directors to serve as such for 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

REPORT OF THE AUDIT COMMITTEE

      In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides assistance to the Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company.

      The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Audit Committee met five times during fiscal 2001.

      In overseeing the preparation of the Company’s financial statements, the Audit Committee has met with management and the Company’s outside auditors to review and discuss the consolidated financial statements prior to their issuance and to discuss significant accounting issues. The Audit Committee also discussed with the outside auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”.

      The Audit Committee obtained from the outside auditors a formal written statement consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with the auditors their independence.

      Based on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

      Submitted by the Audit Committee of the Board of Directors:

M. Phil Hathaway, Audit Committee Chairman

Carol Bellamy
John M. Mutz
Robert S. Nickoloff

PricewaterhouseCoopers Fees

      Aggregate fees billed to the Company for the year ended December 31, 2001 by PricewaterhouseCoopers LLP are as follows:

Audit Fees	$2,631,000

Financial Information Systems Design and Implementation Fees	$0

All Other Fees:
Audit or attestation services related to financings, registration statements, certain regulatory and separate subsidiary audits, employee benefit plan audits and other related services	$1,788,000

Tax return preparation and review and tax planning services	$1,622,000

Other	$1,567,000

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      Any proper proposal which a shareholder wishes to have included in the Board’s proxy statement and form of proxy for the 2003 Annual Meeting must be received by Conseco by December 31, 2002. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2003 Annual Meeting. In addition to the SEC rules concerning shareholder proposals, the Company’s Bylaws establish advance notice procedures as to: (i) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors; and (ii) the nomination, other than by the Board of Directors or a committee appointed by the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at the 2003 Annual Meeting or who wishes to nominate a candidate for election as director should obtain a copy of these Bylaw provisions and may do so by written request addressed to the Secretary of Conseco at 11825 North Pennsylvania Street, Carmel, Indiana 46032.

ANNUAL REPORT

      Conseco’s Annual Report for 2001 is being mailed to the shareholders with this Proxy Statement, but is not part of the proxy solicitation material.

OTHER MATTERS

      Management knows of no other matters that may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

David K. Herzog
Secretary

April 30, 2002

CONSECO, INC.

Proxy for 2002 Annual Meeting of Shareholders
Solicited on Behalf of the Board of Directors

Each person signing this card on the reverse side hereby appoints, as proxies, James S. Adams, David K. Herzog and William J. Shea, or any of them, with full power of substitution, to vote all shares of Common Stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc. to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana at 11:00 a.m. local time on June 13, 2002, and any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY, UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR THE ELECTION OF ALL DIRECTORS LISTED IN ITEM 1 AND AGAINST THE SHAREHOLDER PROPOSALS LISTED IN ITEMS 2-4.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for
CONSECO	electronic delivery of information up until 11:59 p.m. Eastern Time
11825 N. PENNSYLVANIA STREET	the day before the cut-off date or meeting date. Have this voting
CARMEL, IN 46032	instruction card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-890-6903
Use any touch-tone telephone to transmit your voting
instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have this voting instruction card in hand when you call. You will be prompted to enter your
12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -
Mark, sign and date this card and return it in the postage-paid envelope we have provided or return to CONSECO, Inc.,
c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	CNSCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONSECO, INC.
THE PROXIES ARE HEREBY AUTHORIZED TO VOTE AS FOLLOWS:

VOTE ON DIRECTORS
(1) Election of 01) John M. Mutz, 02) Robert S. Nickoloff and 03) Gary C. Wendt as directors for three-year terms expiring in 2005.	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee's number on the line below.

	For	Against	Abstain
VOTE ON PROPOSALS
(2) Shareholder proposal regarding subprime lending.
(3) Shareholder proposal regarding performance-based stock options.
(4) Shareholder proposal regarding independent directors.
(5) In the their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please sign below exactly as your name appears on the label. When signing as attorney, corporate office or fiduciary, please give full title as such. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated April 30, 2002.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

CONSECO, INC.

Proxy for 2002 Annual Meeting of Shareholders
Solicited on Behalf of the Board of Directors

Each person signing this card on the reverse side hereby appoints, as proxies, James S. Adams, David K. Herzog and William J. Shea, or any of them, with full power of substitution, to vote all shares of Series F Common-Linked Convertible Preferred Stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc. to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana at 11:00 a.m. local time on June 13, 2002, and any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY, UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR THE ELECTION OF ALL DIRECTORS LISTED IN ITEM 1 AND AGAINST THE SHAREHOLDER PROPOSALS LISTED IN ITEMS 2-4.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for
CONSECO	electronic delivery of information up until 11:59 p.m. Eastern Time
11825 N. PENNSYLVANIA STREET	the day before the cut-off date or meeting date. Have this voting
CARMEL, IN 46032	instruction card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-890-6903
Use any touch-tone telephone to transmit your voting
instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have this voting instruction card in hand when you call. You will be prompted to enter your
12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -
Mark, sign and date this card and return it in the postage-paid envelope we have provided or return to CONSECO, Inc.,
c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	CNSCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONSECO, INC.
THE PROXIES ARE HEREBY AUTHORIZED TO VOTE AS FOLLOWS:

VOTE ON DIRECTORS
(1) Election of 01) John M. Mutz, 02) Robert S. Nickoloff and 03) Gary C. Wendt as directors for three-year terms expiring in 2005.	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee's number on the line below.

	For	Against	Abstain
VOTE ON PROPOSALS
(2) Shareholder proposal regarding subprime lending.
(3) Shareholder proposal regarding performance-based stock options.
(4) Shareholder proposal regarding independent directors.
(5) In the their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please sign below exactly as your name appears on the label. When signing as attorney, corporate office or fiduciary, please give full title as such. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated April 30, 2002.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date